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                                                                   EXHIBIT 4.07



                         SERVICESOFT TECHNOLOGIES, INC.

                                 AMENDMENT NO. 1

                                       TO

                        1999 STOCK OPTION AND GRANT PLAN

                                FEBRUARY 10, 2000

                              W I T N E S S E T H:


WHEREAS, the Board of Directors and the Stockholders of Servicesoft Technologies, Inc. (the "Company") approved and adopted the 1999 Stock Option and Grant Plan (the "Plan") of the Company, dated November 1, 1999;

WHEREAS, the Board of Directors and the Stockholders of the Company have determined that it is in the best interest of the Company to amend the Plan in order to provide for the issuance of Awards under the Plan to officers and other employees, Independent Directors, consultants, and key persons of the Company and its Subsidiaries who are legal residents of the State of California and to clarify certain provisions of the Plan;

NOW, THEREFORE, the Plan is amended as follows:

1. Amendment to Section 1. Section 1 of the Plan shall be amended to include the following definition:

           "Cause" means a vote of the Board of Directors of the Company or the successor entity, as the case may be, resolving that the grantee should be dismissed as a result of (i) any material breach by the grantee of any agreement to which the grantee and the Company are parties, (ii) any act (other than retirement) or omission to act by the grantee which would reasonably be likely to have a material adverse effect on the business of the Company or its Subsidiaries or successor entity, as the case may be, or on the grantee's ability to perform services for the Company or its Subsidiaries or successor entity, as the case may be, including, without limitation, the conviction of any crime (other than ordinary traffic violations), or
           (iii) any material misconduct or willful and deliberate non-performance of duties by the grantee in connection with the business or affairs of the Company or its Subsidiaries or successor entity, as the case may be.

2. Amendment to Section 3(b). Clauses (i) and (ii) of Section 3(b) of the Plan entitled "Recapitalization" shall be amended to add the underscored language and delete the stricken language, as set forth below:

           "(i) the maximum number of shares initially reserved for issuance under the Plan and the maximum number that may subsequently be reserved for issuance under the Plan, (ii) the number of Stock Options that can be granted to any one individual participant,"

3. Amendment to Add Appendix A. An appendix A to the Plan in substantially the form attached hereto as Exhibit A is hereby adopted and approved.

4. Capitalized Terms. Capitalized terms used herein not otherwise defined herein shall have the meanings set forth in the Plan.

DATE APPROVED BY THE BOARD OF DIRECTORS: February 10, 2000


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                                                                      EXHIBIT A


                                   APPENDIX A

                                       to

                         SERVICESOFT TECHNOLOGIES, INC.
                        1999 STOCK OPTION AND GRANT PLAN

                          FOR CALIFORNIA RESIDENTS ONLY

This Appendix to the Servicesoft Technologies, Inc. 1999 Stock Option and Grant Plan (the "Plan") shall have application only to optionees receiving Incentive Stock Options or Non-Qualified Stock Options under the Plan who are residents of the State of California. Capitalized terms contained herein shall have the same meanings given to them in the Plan, unless otherwise provided in this Appendix. Notwithstanding any provisions contained in the Plan to the contrary and to the extent required by applicable law, the following terms and conditions shall apply to all Awards granted to residents of the State of California, until such time as the Common Stock becomes a "listed security" under the Securities Act of 1933, as amended.

        1. Non-Qualified Stock Options shall have an exercise price that is not less than 85% of the Fair Market Value of the stock at the time the Option is granted, as determined by the Board, except that the exercise price shall be 110% of the Fair Market Value in the case of any person who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation.

        2. The purchase price for any Restricted Stock Awards that may be purchased under the Plan shall be at least 85% of the Fair Market Value of the stock at the time the optionee is granted such Award, or at the time the purchase is consummated. Notwithstanding the foregoing, the purchase price shall be 100% of the Fair Market Value of the stock at the time the optionee is granted such Award or at the time the purchase is consummated in the case of any person who owns stock possessing more than 10% of the total combined voting power of all classes of the Company or its parent or subsidiary corporations.

        3. Options shall have an exercise period of not more than ten years from the date the Option is granted.

        4. No Award shall be transferable by a participant other than by will or the laws of descent and distribution; provided, however, that the Committee, in its sole discretion, may permit a participant to transfer an Option (a) by gift to members of his immediate family, or (b) to an inter vivos or testamentary trust pursuant to which the Option is to be passed to beneficiaries upon the death of the settlor.

        5. Options shall become exercisable at the rate of at least 20% per year over five years from the date the Option is granted, subject to reasonable conditions such as continued employment. However, in the case of the Option granted to officers, directors or consultants of the Company or any of its affiliates, the Option may become fully exercisable, subject to reasonable conditions such as continued employment, at any time or during any period established by the Company or any of its affiliates.

        6. Unless employment is terminated for Cause, the right to exercise an Option in the event of termination of employment, to the extent that the participant is otherwise entitled to exercise an Option on the date employment terminates, shall be:

           a. at least six months from the date of termination if the participant's employment was terminated as a result of death or disability; and

           b. at least 30 days from the date of termination if the participant's employment was terminated other than on account of death or disability;


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           c. but in no event later than the remaining term of the Option.

        7. No Award may be granted to a resident of California more than ten years after the earlier of the date of adoption of the Plan and the date the Plan is approved by the shareholders.

        8. Any Award exercised before shareholder approval is obtained shall be rescinded if shareholder approval is not obtained within 12 months before or after the Plan is adopted. Such shares shall not be counted in determining whether such approval is obtained.

        9. The Company shall provide annual financial statements of the Company to each California resident holding an outstanding Award under the Plan. Such financial statements need not be audited and need not be issued to key employees whose duties at the Company assure them access to equivalent information.

        10. Any right of repurchase on behalf of the Company in the event of an optionee's termination of employment or other business relationship shall be at such purchase price as is set forth in the instrument, provided that the right to repurchase at the original purchase price lapses at the rate of at least 20% of the shares per year over five years from the date the Award is granted (without respect to the date the Award was exercised or became exercisable) and the right to repurchase shall be exercised for cash or cancellation of indebtedness for the shares within 90 days of termination of employment (or in case of securities issued upon exercise of Options after the date of termination, within 90 days after the date of the exercise). The foregoing notwithstanding, the securities held by an officer, director or consultant of the Company or an affiliate of the Company may be subject to additional or greater restrictions.